Exhibit 99.1

CONTACT
Robert R. Foley
Chief Financial Officer
(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. REPORTS THIRD QUARTER

FFO OF $0.61 PER SHARE AND EPS OF $0.54 PER SHARE

Third Quarter Highlights

•                  Increased FFO approximately 11.5% to $16.5 million, or $0.61 per diluted share, from $14.8 million in the previous quarter and $10.4 million for the same quarter in the previous year.

•                  Increased net income available to common stockholders over 13% to $14.5 million, or $0.54 per diluted share, from $12.8 million in the previous quarter and $8.6 million for the same quarter in the previous year.

•                  Originated 19 debt investments totaling approximately $589.7 million, net of unamortized fees, discounts and unfunded commitments, increasing total debt investments to $2.06 billion, representing a 24.7% increase over the prior quarter.

•                  Achieved net loan production of $380.9 million, the Company’s highest ever, which further demonstrates the effectiveness of Gramercy’s direct origination platform.

•                  Closed a second $1.0 billion CDO which provided an additional $903.8 million of investment grade financing with a weighted average interest rate of three-month LIBOR plus 37 basis points, before fees and expenses, a 12 basis point reduction versus the Company’s first CDO.

•                  Generated gains of $2.4 million from the sale of loans and securities.

•                  Declared the Company’s quarterly dividend of $0.51, which represents an 85% FFO payout ratio.

Summary

NEW YORK, N.Y. — October 18, 2006 — Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (FFO) of $16.5 million, or $0.61 per diluted share, and net income available to common stockholders of $14.5 million, or $0.54 per diluted share, for the quarter ended September 30, 2006.  The Company generated total revenues of $50.5 million during the third quarter, up from $43.5 million during the previous quarter and $26.6 million during the same quarter in the previous year.  Gramercy had total assets of $2.5 billion, total liabilities of $2.1 billion, and stockholders’ equity of $453.8 million on September 30, 2006.

Investment Activity

Gramercy originated 19 separate debt investments with an aggregate unpaid principal balance of approximately $589.7 million, net of unamortized fees, discounts and unfunded commitments.  Fully 76% of origination activity was comprised of first mortgage loans, with the remainder comprised of mezzanine loans and a preferred equity investment.

The unpaid principal balance, net of unamortized fees, discounts and unfunded commitments, allocated by investment type and weighted average yields of the Company’s debt investments originated during the quarter ended September 30, 2006, were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
Whole Loans - floating rate	$421.4	71.5%	-	326 bps
Whole Loans - fixed rate	27.4	4.6%	7.94%	—
Mezzanine Loans - floating rate	83.2	14.1%	—	491 bps
Mezzanine Loans - fixed rate	25.3	4.3%	10.25%	—
Preferred Equity - fixed rate	32.4	5.5%	10.52%	—
Total / Average	$589.7	100%	9.61%	353 bps

Note:  Debt Investments are presented net of unamortized fees, discounts and unfunded commitments.

Asset yields for floating rate originations during the quarter ended September 30, 2006 increased to 30-day LIBOR plus 353 basis points from 30-day LIBOR plus 337 basis points in the previous quarter.  In the two years since the Company’s initial public offering in August 2004, it has originated and closed 111 separate debt investments with commitment amounts of approximately $3.4 billion.  As of September 30, 2006, debt investments had a carrying value of $2.06 billion, net of unamortized fees, discounts, and unfunded commitments of $330.4 million.

The aggregate carrying values, allocated by investment type and weighted average yields of the Company’s debt investments as of September 30, 2006 were as follows:

	Debt Investments ($ in millions)	% Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
Whole Loans - floating rate	$1,284.6	62.2%	—	314 bps
Whole Loans - fixed rate	80.7	3.9%	10.99%	—
Subordinate Mortgage Interests - floating rate	337.8	16.4%	—	397 bps
Subordinate Mortgage Interests - fixed rate	48.5	2.4%	5.73%	—
Mezzanine Loans - floating rate	187.7	9.1%	—	548 bps
Mezzanine Loans - fixed rate	68.6	3.3%	9.17%	—
Preferred Equity - floating rate	11.9	0.6%	—	900 bps
Preferred Equity - fixed rate	44.3	2.1%	10.38%	—
Total / Average	$2,064.1	100.0%	9.31%	357 bps

Note:  Debt Investments are presented net of unamortized fees, discounts and unfunded commitments.

Asset yields for fixed rate and floating rate investments as of September 30, 2006 were 9.31% and 30-day LIBOR plus 357 basis points, respectively, compared to 9.51% and 30-day LIBOR plus 366 basis points, respectively, in the previous quarter.  Asset yields on the Company’s floating rate mortgage loan originations, which comprise the largest category of the Company’s debt investments, increased to 30-day LIBOR plus 314 basis points as compared to 30-day LIBOR plus 303 basis points in the previous quarter.  Gramercy has continued to generate high relative leveraged returns on invested equity by combining attractive asset-level spreads from directly originated loans with appropriate amounts of corporate leverage using its low-cost debt, primarily in the form of  $1.7 billion of collateralized debt obligations (“CDO”), but also secured repurchase agreements, an unsecured credit facility, and $150 million of trust preferred securities.  At September 30, 2006, the weighted average last-dollar of exposure for the Company’s debt investments based on as-is appraised values was 65%.  The weighted average remaining initial term of the Company’s investments decreased to 1.9 years from 2.1 years in the previous quarter.  The weighted average initial term of the Company’s investments originated during the third quarter was 2.6 years as compared to 2.0 years in the second quarter.

Operating Results

Debt investments generated investment income of $45.3 million for the third quarter. Gain on sales and other income of $5.2 million was consistent in size and composition with previous quarters, and was comprised primarily of a gain of $2.4 million from the sale of loans and securities, and interest on cash balances, primarily in the Company’s two CDO’s.

Interest expense was $25.8 million for the third quarter and reflects interest expense on $150.0 million of trust preferred securities, $1.7 billion of investment-grade notes issued by two CDOs, and borrowings under the secured warehouse repurchase facilities.  Gramercy’s use of leverage moved closer to management’s objective, increasing during the quarter to 74% from 66% in the previous quarter.

The weighted average, swapped-equivalent interest rate for Gramercy’s secured debt and long-term capital was 30-day LIBOR plus 96 basis points on September 30, 2006 compared to 111 basis points on June 30, 2006, 118 basis points on March 31, 2006, 114 basis points on December 31, 2005, and 108 basis points on September 30, 2005.   This decline of 15 basis points is due primarily to the execution of Gramercy Real Estate CDO 2006-1 in August 2006.

The Company incurred fees to affiliates of SL Green totaling $6.2 million during the third quarter as compared to $5.4 million during the previous quarter, all pursuant to existing management and financial advisory arrangements. Included in these amounts is a $1.8 million incentive fee earned as a result of the Company’s FFO exceeding the 9.5% return on equity performance threshold.  Gramercy’s FFO-based return on book equity for the quarter was 14.9% as compared to 14.0% in the prior quarter.  Marketing, general and administrative expenses decreased to $2.2 million from $2.8 million in the previous quarter, representing approximately 4.3% of revenues as compared to 6.4% in the previous quarter.

During the third quarter the Company recorded a reserve for loan losses of $430,000 in connection with one loan, and reversed a previously-recorded reserve of $500,000 due to the repayment at par of the loan to which the reserve related.  The net effect was a reduction in the Company’s total loan reserve by $70,000 to approximately $1.4 million at September 30, 2006, or seven basis points of unpaid principal balance on the Company’s debt investments.

During the quarter $1.2 million, or $0.04 per diluted share, was contributed to FFO by investments in unconsolidated joint ventures.  Gramercy’s equity in the net losses of unconsolidated joint ventures was approximately $734,000 during the third quarter, representing Gramercy’s pro rata share of GAAP net losses from its net lease joint venture investments.

Liquidity and Funding

Gramercy had substantial liquidity at September 30, 2006 consisting of $39.8 million of cash and cash equivalents and $238.5 million of restricted cash, comprised primarily of cash held by the trustee of Gramercy’s CDO and Gramercy’s share of tenant improvement and leasing reserves related to its investment in 55 Corporate Drive.  At September 30, 2006, Gramercy’s second CDO maintained a cash balance related to the ramp-up of new assets to be included in the CDO’s initial collateral pool of $95.8 million, which is included in restricted cash.

Loan prepayments in full, partial prepayments, and scheduled amortization payments totaled $144.3 million during the quarter, due primarily to our borrowers’ success in boosting property-level cash flow to support refinancing or sales, and continued low levels of capitalization rates and interest rates.

Dividends

The Board of Directors of Gramercy approved a quarterly dividend of $0.51 per common share for the quarter ended September 30, 2006.  The dividend was paid on October 13, 2006 to common stockholders of record at the close of business on September 29, 2006.  During 2004, the Board of Directors adopted a dividend policy under which it generally intends to distribute to its common stockholders approximately 100% of the Company’s annual taxable income.  On a cumulative basis through September 30, 2006, and giving effect to the dividend declared in September 2006, the Company’s dividends paid have equaled 85% of FFO, which is consistent with management’s target.

Company Profile

Gramercy Capital Corp. is a national commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City and has a regional investment office in Los Angeles, California.

Conference Call

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio webcast on Thursday, October 19, 2006 at 2:00 p.m. ET to discuss third quarter 2006 financial results.

The live conference will be webcast in listen-only mode on the Company’s web site at www.gramercycapitalcorp.com and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing (866) 700-7477 Domestic or (617) 213-8840 International.

A replay of the call will be available through Thursday, October 26, 2006 by dialing (888) 286-8010 Domestic or (617) 801-6888 International, using pass code 93944236.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 9 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.
Consolidated Statements of Income
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues
Investment income	$ 45,299	$ 21,060	$ 116,313	$ 46,999
Rental revenue, net	—	314	914	314
Gain on sales and other income	5,156	5,218	13,724	8,727
Total revenues	50,455	26,592	130,951	56,040

Expenses
Interest expense	25,782	11,250	64,280	20,316
Management fees	4,409	2,726	11,793	6,264
Incentive fee	1,822	1,038	4,592	1,038
Depreciation and amortization	278	105	962	232
Marketing, general and administrative	2,169	1,456	7,719	4,722
Provision for loan loss	(70)	430	430	955
Total expenses	34,390	17,005	89,776	33,527
Income from continuing operations before equity in net loss of unconsolidated joint ventures and provision for taxes	16,065	9,587	41,175	22,513
Equity in net loss of unconsolidated joint ventures	(734)	(510)	(2,090)	(914)
Income from continuing operations before provision for taxes	15,331	9,077	39,085	21,599
Provision for taxes	(795)	(500)	(1,178)	(1,000)
Net income available to common stockholders	$ 14,536	$ 8,577	$ 37,907	$ 20,599

Basic earnings per share:
Net income available to common stockholders	$ 0.56	$ 0.44	$ 1.56	$ 1.08
Diluted earnings per share:
Net income available to common stockholders	$ 0.54	$ 0.41	$ 1.48	$ 1.05
Dividends per common share	$ 0.51	$ 0.45	$ 1.52	$ 1.02
Basic weighted average common shares outstanding	25,832	19,603	24,336	19,093
Diluted weighted average common shares and common share equivalents outstanding	27,034	20,788	25,533	19,618

Gramercy Capital Corp.
Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets:
Cash and cash equivalents	$ 39,842	$ 70,576
Restricted cash	238,450	53,833
Loans and other lending investments, net	2,064,058	1,163,745
Investment in unconsolidated joint ventures	58,512	58,040
Loans held for sale, net	—	42,000
Operating real estate, net	94,298	51,173
Accrued interest	11,477	7,187
Deferred financing costs	27,582	17,488
Deferred costs	1,236	1,894
Derivative instruments, at fair value	613	2,271
Other assets	3,886	1,603
Total assets	$ 2,539,954	$ 1,469,810

Liabilities and Stockholders’ Equity:
Repurchase agreements	$ 58,739	$ 117,366
Collateralized debt obligation	1,714,250	810,500
Mortgage note payable	94,525	41,000
Management fees payable	3,031	1,329
Incentive fee payable	1,822	1,237
Dividends payable	13,109	10,726
Accounts payable and accrued expenses	18,398	11,561
Other liabilities	32,289	3,687
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	150,000	100,000
Total liabilities	2,086,163	1,097,406

Commitments and contingencies	—	—

Stockholders’ Equity:
Preferred stock, par value $0.001, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $0.001, 100,000,000 shares authorized, 25,834,642and 22,802,642 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	25	22
Additional paid-in-capital	451,923	369,529
Accumulated other comprehensive income	1,439	2,851
Retained earnings	404	2
Total stockholders’ equity	453,791	372,404
Total liabilities and stockholders’ equity	$ 2,539,954	$ 1,469,810

Gramercy Capital Corp.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended September 30, 2006	For the Three Months Ended September 30, 2005	For the Nine Months Ended September 30, 2006	For the Nine Months Ended September 30, 2005
Net income available to common stockholders	$ 14,536	$ 8,577	$ 37,907	$ 20,599
Add:
Depreciation and amortization	1,375	1,012	4,119	1,966
FFO adjustment for unconsolidated joint ventures	1,948	1,784	5,806	2,984
Less:
Non real estate depreciation and amortization	(1,375)	(926)	(3,880)	(1,880)
Funds from operations	$ 16,484	$ 10,447	$ 43,952	$ 23,669

Funds from operations per share - basic	$ 0.64	$ 0.53	$ 1.81	$ 1.24
Funds from operations per share - diluted	$ 0.61	$ 0.50	$ 1.72	$ 1.21

	For the Three Months Ended June 30, 2006	For the Three Months Ended June 30, 2005

Net income available to common stockholders	$ 12,817	$ 7,457
Add:
Depreciation and amortization	1,322	537
FFO adjustment for unconsolidated joint ventures	1,978	1,199
Less:
Non real estate depreciation and amortization	(1,322)	(537)
Funds from operations	$ 14,795	$ 8,656

Funds from operations per share - basic	$ 0.61	$ 0.46
Funds from operations per share - diluted	$ 0.58	$ 0.45